Exhibit 99.1

   ADE Corporation Reports Solid First-Quarter Fiscal 2006 Financial Results;
                      Company Exceeds Net Income Guidance;
                  Reports Higher Gross Margin and Record Cash


    WESTWOOD, Mass.--(BUSINESS WIRE)--Sept. 6, 2005--ADE Corporation (Nasdaq: ADEX) today reported its financial results for its first quarter of fiscal 2006 ended July 31, 2005.
    Revenue for the first quarter of fiscal 2006 was $24.3 million, compared with $29.8 million for the fourth quarter of fiscal 2005 and $28.3 million for the first quarter of fiscal 2005. ADE posted net income of $2.9 million, or $0.20 per diluted share, for the first quarter of 2006. This compares with net income of $23.1 million, or $1.60 per diluted share, for the fourth quarter of fiscal 2005, which included approximately $17.2 million for the reversal of deferred tax asset valuation allowances. This also compares with $5.1 million, or $0.35 per diluted share, for the first quarter of fiscal 2005. As a result of the tax allowance reversal in the fourth quarter of fiscal 2005, ADE's first quarter of fiscal 2006 effective tax rate has increased to 28 percent. The company had an effective tax rate of three percent in the comparable first quarter of fiscal 2005.
    "ADE met its expectations for revenue and exceeded its guidance for net income and gross margins for the first fiscal quarter," said Dr. Chris L. Koliopoulos, ADE's president and chief executive officer. "In addition, we reported $5.3 million in positive cash flow, which enabled us to reach another record level of cash on our balance sheet."
    "We had a gain in semiconductor device revenues as we were able to leverage our core competencies to create opportunities for technology driven purchases," Dr. Koliopoulos continued. "In fact, ADE gained several new device customers and generated 28 percent of its revenue from this segment during the first quarter."
    "Tools for 300mm wafer metrology and inspection once again comprised the majority of our revenues for the quarter, representing over 80% of all new semiconductor systems sold," continued Dr. Koliopoulos. "Geographically, our revenues were well balanced with Asia/Pacific contributing 38%, Japan 24%, U.S. 21%, and Europe 17% of first quarter revenues."
    ADE's backlog on July 31, 2005 was $42.1 million, compared with $45.0 million in the fourth quarter of fiscal 2005 and $46.0 million in the first quarter of fiscal 2005. Gross margin for the first fiscal quarter of 2006 continued to improve and reached a near-record 56 percent. This compares with 55 percent in the fourth quarter of fiscal 2005 and 53 percent for the year-ago first fiscal quarter. ADE generated an additional $5.3 million of positive cash flow for the first quarter of fiscal 2006 and had $78.1 million in cash and cash equivalents on July 31, 2005. This cash balance is up seven percent from $72.8 million at year-end fiscal 2005 and is up $31.9 million, or 69 percent, from the same quarter last year.
    "We were able to exceed our guidance for net income by achieving excellent gross margins of 56 percent," said Brian James, ADE's chief financial officer. "Our previously reported manufacturing delays are behind us, and we are excited by customer responses to our new product offerings, which should begin to result in orders and revenues over the next several months. We continue to capitalize on the excellent leverage in ADE's operating model and maintain tight controls on expenses."

    Business Outlook

    "Industry experts predict that the demand for 300mm wafers will rise quickly throughout calendar 2006 and continue for the next several years," continued Dr. Koliopoulos. "We have positioned ADE to capitalize on 300mm wafer production expansion with a strong suite of tools for both the silicon wafer and semiconductor device markets."
    "We are optimistic that ADE's three new products coming into the market will contribute to revenues in the second half of the year. Our new FabVision yield management system was purchased recently by a leading Japanese silicon wafer supplier, and we expect to record revenue from additional products during the current second fiscal quarter. Two other new products -- WaferXam, our next-generation particle inspection and defect classification tool, and NanoXam, our surface topography tool for copper CMP monitoring of patterned wafers -- are in their beta program stages, and we expect order announcements to follow, with related revenues coming soon thereafter."
    "Although we expect that sales in the second quarter may well be flat, we remain encouraged about the second half of our fiscal year, given the projected increase in wafer capacity, ramping of our new product revenues, as well as increasing demand for tools supporting the adoption of perpendicular media in the data storage industry. Net income in the second quarter should remain solid, and we expect that we will return to higher growth rates during the second half of fiscal 2006," concluded Dr. Koliopoulos.
    For the second quarter of fiscal 2006, the Company anticipates that revenue will be in the range of $23 million to $24 million. Gross margins are expected to be in the range of 53 percent to 54 percent. Based on these factors, the Company anticipates earnings in the range of $0.15 to $0.20 per share for the second quarter of fiscal 2006, assuming an effective book tax rate of 34 percent. On a tax, or cash basis, ADE fully expects to continue to utilize its NOL's and credits to reduce its tax obligations. This earnings per share guidance assumes approximately 14.6 million weighted average diluted shares outstanding for the period ending October 31, 2005.

    Conference Call Reminder

    ADE will host a conference call and webcast on September 7, 2005 at 8:30 a.m. Eastern Time (ET) to discuss the first-quarter financial results and business outlook. To participate in the webcast, please visit the "Investor Relations" section of the ADE website, located at www.ade.com. A replay of the call will be available on the website two hours after the completion of the conference call and will continue to be available for a period of one year.

    About ADE Corporation

    ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at www.ade.com, which is not a part of this release.

    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, assumptions, plans and anticipations should be considered forward-looking statements. These statements include, but are not limited to, those associated with the success of its new products, orders and revenue associated with those products for the remainder of fiscal 2006, market demand, wafer starts, and the Company's financial performance for the second quarter and the balance of the fiscal year, as well as other statements under "Business Outlook" in the news release. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of ADE's product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's growth in backlog and enhanced operating leverage; the Company's ability to generate strong gross margins; optimism based on the Company's book-to-bill ratio; the potential of rapidly slowing order flow; and the potential impact of promulgations. ADE disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2005.



                           ADE CORPORATION
      UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              (In thousands, except per share amounts)

                                                  Three months ended
                                                       July 31
                                                 --------------------
                                                    2005      2004
                                                 ---------- ---------

Revenue                                            $24,312   $28,313
Cost of revenue                                     10,703    13,392
                                                 ---------- ---------
Gross profit                                        13,609    14,921
                                                 ---------- ---------
Operating expenses:
   Research and development                          3,812     3,626
   Marketing and sales                               3,509     3,469
   General and administrative                        2,758     2,663
                                                 ---------- ---------
Total operating expenses                            10,079     9,758
                                                 ---------- ---------
Income from operations                               3,530     5,163

Interest income                                        482        62
Interest expense                                       (49)      (52)
Other income                                            53        33
                                                 ---------- ---------
Income before provision for income taxes             4,016     5,206
Provision for income taxes                           1,131       148
                                                 ---------- ---------
Net income                                          $2,885    $5,058
                                                 ========== =========

Basic earnings per share                             $0.20     $0.36
Diluted earnings per share                           $0.20     $0.35

Weighted average shares outstanding - basic         14,318    14,007
Weighted average shares outstanding - diluted       14,611    14,285


                           ADE CORPORATION
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                      (In thousands, unaudited)

                                                  July 31,   April 30,
                                                    2005       2005

Assets
Cash and cash equivalents                          $78,147   $72,841
Marketable securities                                  849       836
Accounts receivable, net                            18,142    18,499
Inventories                                         31,708    30,764
Other current assets                                 1,521     1,373
Deferred income taxes                               10,627    10,601
                                                 ---------- ---------
    Total current assets                           140,994   134,914

Fixed assets, net                                    9,090     9,241
Deferred income taxes                                5,578     6,616
Investments                                            499       499
Other assets                                         1,913     1,956
                                                 ---------- ---------
     Total assets                                 $158,074  $153,226
                                                 ========== =========

Liabilities and Stockholders' Equity
Total current liabilities                          $18,551   $18,273
Deferred gain on sale-leaseback                      1,468     1,496
Long-term debt                                       3,385     3,431
Total stockholders' equity                         134,670   130,026
                                                 ---------- ---------
     Total liabilities and stockholders' equity   $158,074  $153,226
                                                 ========== =========


    CONTACT: ADE Corporation
             Brian James, 781-467-3500
             Executive VP and Chief Financial Officer